Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement ("AGREEMENT") is made as of December 17, 2010 by and among ENTEST BIOMEDICAL, INC., a California corporation (“Buyer”) which is wholly owned by ENTEST BIOMEDICAL INC., A Nevada corporation publicly traded on the OTC Bulletin Board under the symbol ENTB, PET POINTERS, INC., a California corporation ("Seller") doing business as McDonald Animal Hospital and DR. GREGORY MCDONALD, the sole shareholder, officer and director of the Seller (“Dr. Gregory McDonald” or “McDonald”).

RECITALS:

Seller owns and operates a veterinary medical clinic conducting business under the fictitious business name McDonald Animal Hospital (the "Business") at 225 S. Milpas
Street, Santa Barbara, CA 93103 (the “Property”).

Buyer desires to purchase from Seller and McDonald, and Seller and McDonald desires to sell and transfer to Buyer, all the goodwill from McDonald and assets of Seller except cash and accounts receivables, used in connection with the Business as described below.

ARTICLE 1.
PURCHASE AND SALE OF ASSETS

1.1 Assets. Seller and McDonald hereby agrees to sell, assign, transfer, convey and deliver to Buyer, or to such subsidiary of Buyer as Buyer may designate, and Buyer hereby agrees to purchase and accept from Seller and McDonald, pursuant to the terms and conditions of this Agreement, the assets of Seller and McDonald used in connection with the Business, including but not limited to the following, but excluding any Excluded
Assets described in Section 1.2:

(a) All equipment utilized in the operation of the business including but not limited to the
Equipment listed in Exhibit A attached hereto and made a part hereof.
(b) All technical and office supplies, furniture and fixtures.
(c) All right title and interest in and to all fixtures and leasehold improvements of the Seller.
(d) All intellectual property, including computer software, which has been used in connection with the Business and which can be used by the Buyer in the operation of the Business.
(e) All telephone numbers, fax numbers, service marks, trademarks, trade names, fictitious business names, websites, business email addresses, vendor lists, promotional materials, vendor records and any and all business records including, but not limited to, such items stored in computer memories, microfiche, paper record or by any other means.
(f) All customer lists, customer contacts, and any and all customer records that are related to the Business.
(g) All other assets, tangible and intangible, used in connection with the Business.
(h) All of McDonald’s goodwill in connection with the Business.

1.2 No Assumption of Liabilities. Buyer shall not assume any debt, account payable, liability, obligation, agreement, contract or lease, or any liability under local, state or federal laws, of Seller. Seller shall retain liability for, and shall indemnify Buyer against, any liabilities of Seller including but not limited to payment of any salary, wages, bonuses and benefits (including vacation and sick pay and /or any obligations under 29

U.S.C.1161 et. seq. or 26 U.S.C. 4980B "COBRA") of Seller's employees. It is the intent of the parties that Buyer shall not be liable for any other liabilities or obligations of Seller, or related in any way to the Business or the Assets whatsoever, whether fixed or contingent, known or unknown, liquidated or unliquidated, arising now or in the future, and Seller and Dr. Gregory McDonald shall jointly and severally indemnify Buyer against any and all such liabilities. Buyer does not assume, and no transferee liability shall attach to Buyer with respect to, any liabilities or obligations of Seller or related in any way to the Business or the Assets or actions of Seller including, without limitation, liabilities arising in connection with the operation of the Business and the activities of Seller prior to the Closing. The elimination of any risk of such transferee liability attaching to Buyer is a primary inducement to Buyer's entering into this transaction, in that Buyer would not have entered into this transaction under circumstances where any such transferee liability would or might attach to Buyer. The entire negotiations of the parties with respect to this transaction, including the purchase price, were based upon the assumption and Agreement that Buyer would not succeed to any liability or obligation of Seller, or related in any way to the Business or the Assets.

1.3 Excluded Assets. Specifically excluded from the purchase and sale contemplated hereunder are:
(a) Seller's cash and accounts receivable arising on or prior to the date of Closing
(b) Amounts due to seller by Dr. Gregory McDonald.

ARTICLE 2.
CONSIDERATION AND PAYMENT

The total consideration, method of payment thereof for the Assets and the noncompetition provisions of Article 8 hereof (the "Purchase Price”) payable by Buyer to Seller are fully set out in Exhibit "B" attached hereto and made a part hereof.

ARTICLE 3.
ESCROW AGREEMENT

On or before December 17, 2010, each of the Parties shall execute and deliver an executed copy of the Amended Escrow Agreement to Herman Pettegrove (“Escrow Agent”) and perform all of the duties set forth in the Amended Escrow Agreement attached hereto as Exhibit C.

ARTICLE 4.
SELLER'S AND MCDONALD’S REPRESENTATIONS AND WARRANTIES

Seller and McDonald hereby represents and warrants to Buyer as of Closing as follows:

4.1 Organization and Authority. Seller is a corporation duly organized and validly existing in the State of California. Seller is the sole owner and operator of the Business and has the full power and authority to own, lease and operate the Business and the Assets as presently owned, leased and operated, and to carry on the Business as it is now being conducted, and has the requisite power and authority to enter into and perform its obligations under this Agreement without the consent, approval or authorization of, or obligation to notify, any person, entity or governmental agency, which consent has not been obtained. Seller has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Seller hereby. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Seller have been duly authorized by all necessary actions on the part of Seller. No other action on the part of Seller or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Seller. This Agreement and all other agreements and documents executed in connection herewith by Seller, upon due execution and delivery thereof by all parties, constitute valid and binding obligations of Seller enforceable in accordance with their respective terms.

4.2 Absence of Default. The execution, delivery and consummation of this Agreement and all other related agreements and documents by Seller do not constitute a violation of, and will not be in conflict with, and will not, with or without the giving of notice or the passage of time, or both, result in a breach of or constitute a default under any agreement or document, or create (or cause the acceleration of the maturity) of any debt, indenture, obligation or liability affecting the Assets, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets.

4.3 Leases and Contracts.
(a) Exhibit D attached hereto sets forth a complete and accurate list of all contracts, agreements, leases and commitments, oral or written, and all assignments, amendments and exhibits thereto, affecting or relating to the Business (collectively, the "LEASES AND CONTRACTS").
(b) None of the Leases and Contracts have been modified, amended, assigned or transferred and each is in full force and effect and is valid, binding and enforceable in accordance with its respective terms;
(c) No event or condition has happened or presently exists which constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by any party under any of the Leases and Contracts.

4.4 Insurance. Seller has in effect and has continuously maintained insurance coverage for all of its operations, personnel and assets, and for the Assets and the Business. Seller is not in default or breach with respect to any provision contained in any insurance policies, nor has Seller failed to give any notice or to present any claim thereunder in due and timely fashion. Such insurance is adequate to cover all business risks normally insured against by owners and operators of similar businesses. Seller shall continue to maintain all such policies and coverage amounts in full force and effect up to the date of Closing. All such insurance policies are listed in Exhibit E.

4.5 Tax Returns; Taxes. Except for amounts due described in Exhibit D, Seller has filed and paid all federal, state and local tax returns and tax reports required by such authorities to be filed. Seller has paid all taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due (including, without limitation, taxes on properties, income, franchises, licenses, sales and payrolls) by any federal, state or local authority. There is no pending tax examination or audit of, nor any action, suit, investigation or claim asserted or threatened against Seller by any federal, state or local authority and Seller has not been granted any extension of the limitation period applicable to any tax claims.

4.6 Absence of Certain Liabilities. Seller has no contingent liabilities or obligations which may result in any liability or obligation to Buyer.

4.7 Licenses, Permits and Accreditations. Seller has all local, state and federal licenses, permits, registrations, certificates, contracts, consents, accreditations and approvals (collectively, “Licenses and Permits”) necessary for Seller to operate and conduct the Business. Seller is not in default under any of the Licenses and Permits. Seller has not received any notice with respect to threatened, pending, or possible revocation, termination, suspension or limitation of the Licenses or Permits nor is there any ground for revocation, suspension or limitation.

4.8 Title to Assets. Seller has good and marketable title to all property included in the Assets, free and clear of all liens, encumbrances, charges, restrictions, conditions and any other adverse claims whatsoever. The transfer of the Assets to Buyer is valid, and vests such Assets in Buyer free and clear of all liens, encumbrances, charges, restrictions, conditions or any other adverse claims whatsoever.

4.9 Condition of Assets. The Assets are in good operating condition and repair,

4.10 Compliance with Laws.
(a) General. Except as listed in Exhibit F, Seller has complied with all applicable laws, rules, and regulations and Seller has not received notice of any alleged violations of any laws, rules or regulations with respect to the Business. Seller has not received notice of any violation of any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to environmental protection, civil rights and public and occupational health and safety) within the last five (5) years.
(b) Litigation. Except as listed in Exhibit F, there are no lawsuits, proceedings, actions or arbitrations, pending or threatened, or any claims, or governmental investigations, inquiries or proceedings pending or threatened, at law or in equity against Seller or the Business, nor is there any basis for any such action, and there is no action, suit or proceeding by any person or agency pending or threatened which questions the legality, validity or propriety of the transactions contemplated hereby.
(c) Employment Discrimination. Except as listed in Exhibit F, no person or party (including, but not limited to, any governmental agency) has any claim or basis for any action or proceeding against Seller arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, but not limited to, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act or the Age Discrimination in Employment Act of 1967). No such claim shall result in any liability or obligation to Buyer, or lien or encumbrance against the Assets.

4.11 Seller's Employees and Independent Contractors. Exhibit G hereto sets forth a complete list of all Seller's employees and independent contractors whose duties are devoted to the Business. Seller shall terminate all of its employees working in the Business effective as of the Closing Date. Seller agrees to indemnify and hold harmless Buyer from and against any and all employee or independent contractor claims arising on or prior to the date of Closing. Seller shall retain responsibility for and fully and timely pay all salaries, wages, and bonuses and all sick leave, holiday and vacation benefits that have accrued to Seller's employees through the date of Closing, including related payroll taxes, and including bonus payable. Further, Seller shall retain responsibility for and fully and timely pay all retirement and other fringe benefits accrued and vested to Seller's employees through the date of Closing. Seller shall retain responsibility for and fully and timely pay all compensation accrued to Seller's independent contractors through the date of Closing. Except for McDonald whose employment agreement is attached to this Agreement (Exhibit H), Buyer agrees that as of the Closing date he shall rehire all of Seller’s employees with the same pay and similar benefits as provided by Seller in its most recent payroll report.

4.12 Broker's Fees. Seller shall have sole responsibility for paying the fee of any broker or finder employed by Seller and shall indemnify and hold harmless Buyer from any such liability. Each Party represents and warrants that he or she has or have dealt with no broker or finder in connection with any transaction contemplated by this Agreement other than Practice Concepts, and, as far as he or she knows, no other broker or person is entitled to any commission or finder’s fee in connection with any of these transactions.
As to Practice Concepts (“Broker”), the Parties agree that Broker is representing each as dual agent. Broker’s fees shall be paid by Seller in the amount of 50,240.00, which shall be paid from Seller’s proceeds on the Closing Date in the payable in $25,000.00 cash and $25,240.00 shares (valued at the closing price, January 2, 2011) of Buyer’s parent Company’s stock (OTCBB: ENTB).

4.13 Name; Intellectual Property. The Business operates under the name of "McDonald Animal Hospital" and “Pet Pointer”. The use of such names by Seller does not conflict with any rights to any similar name owned by any other person or entity, and Seller is in compliance with applicable corporate or fictitious name statutes. Except for the trade names listed, Seller does not own or use, in connection with the Business, any trade names, logos, patents, patent rights, trademarks, service marks, or copyrights (collectively, "Intellectual Property"). Seller owns or possesses all rights to use all Intellectual Property, know-how and other proprietary rights necessary for the conduct of the Business as currently being or proposed to be conducted; no such rights have been disputed. Seller is under no obligation to pay at any time any royalty or similar payment in connection with the use of the Intellectual Property.

4.14 Financial Statements. Seller has delivered to Buyer the Quick Book files of the Business for the period from inception to October 24, 2010 (the "Financial Statements"). Such Financial statements accurately reflect in all material respects the financial condition of the Business, and the results of its operations at the dates and for the periods indicated.

4.15 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Seller or McDonald which has or could reasonably be expected to have the effect of prohibiting or impairing any current or future operation of the Business as currently conducted.

4.16 No Omissions, Other Information. There is no fact relevant to the Assets, Business or prospects of Seller, which has not been set forth or described in this Agreement or in the exhibits hereto, the nondisclosure of which would have a material adverse effect on the Business or Assets following Closing. None of the information included in this Agreement and exhibits or other documents furnished or to be furnished by Seller contains any untrue statement or is misleading in any respect or omits to state any fact necessary in order to make any of the statements herein or therein not misleading. Copies of all documents delivered or made available to Buyer constitute true, correct and complete copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder.

BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as of Closing, as follows:

5.1 Corporate. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement without the consent, approval or authorization of, or obligation to notify, any person, entity or governmental agency which consent has not been obtained. Buyer has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby. This Agreement and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, shall constitute valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

5.2 No Breach of Statute or Contract. The execution, delivery and performance of this Agreement by Buyer does not and shall not constitute Buyer's breach of any statute or regulation or ordinance of any governmental authority, and shall not at the Closing conflict with or result in Buyer's breach of or default under any of the terms, conditions, or provisions of the Buyer's Certificate of Incorporation or Bylaws or any order, writ, injunction, decree, contract, agreement, or instrument to which the Buyer is a party, or by which it is or may be bound.

ARTICLE 6
CLOSING; PRE CLOSING CONDITIONS

6.1 Closing. The Closing of the transaction contemplated hereunder shall take place on or before December 31, 2010 (the "Closing”) or at any other time mutually agreed to by Buyer and Seller and shall be effective at that time. Closing, the obligations of the Buyer and the release of any consideration from Escrow to the Seller shall be conditioned upon the following having occurred by or prior to Closing:

(a) Delivery to the Buyer by the Seller of a duly executed notarized Bill of Sale, in form satisfactory to Buyer, conveying and assigning the Assets to Buyer, free and clear of all liens, encumbrances, charges, adverse claims, obligations and liabilities.
(b) The executed Employment Agreement by and between the Buyer and McDonald (Exhibit H).
(c) an executed sublease agreement for usage of the Property by the Buyer by and between the Buyer and the Seller upon terms and conditions identical to that lease agreement by and between McDonald Animal Hospital, Inc., McDonald and Anthony Marinelli and the addendum thereto accompanied by the written consent to such sublease by Anthony Marinelli.
(d) Assignment of all insurance policies listed in Exhibit E to the Buyer as of the Closing to the extent that Seller is permitted by the insurance provider. Otherwise Buyer shall obtain its own policies.
(e) Delivery to the Buyer of UCC Termination Statements, if necessary, indicating that all liens and encumbrances encumbering the Assets have been terminated as of the date of Closing.
(f) A Veterinary Premise License having been issued to the Buyer by the California Veterinary Medical Board listing McDonald as Managing Licensee allowing the Buyer to operate the Business.
(g) The Buyer having obtained from the California Board of Equalization the written release from obligation required pursuant to 18 CCR § 1702.

(h) The Buyer having (i) obtained a Certificate of Release of Buyer -DE 2220 pursuant to Section 1732 of the California Unemployment Insurance Code stating that no contributions, interest and penalties are due by the Seller.
(i) The Buyer having obtained such other permits and consents, including but not limited to a Seller’s Permit issued by the California State Board of Equalization, as may be required in order that the Business may be operated.
(j) Transfer to the Buyer of all telephone numbers, fax numbers, fictitious business name, and web sites associated with the Business.
(k) No breach of Warranty made by the Seller or McDonald pursuant to Article 4 shall have occurred as of the Closing no representation made by the Seller or McDonald pursuant to Article 4 shall be found to be materially inaccurate as of the Closing .

6.2 Post-Closing Deliveries. After Closing, each party to this Agreement shall, at the request of the other, furnish, execute and deliver such documents, instruments, certificates, notices or other further assurances as the requesting party shall reasonably request as necessary or desirable to effect complete consummation of this Agreement and the transactions contemplated hereby.

ARTICLE 7.
INDEMNIFICATION

7.1 Survival. The covenants, obligations, representations and warranties of Buyer, Seller and McDonald contained in this Agreement, or in any certificate or document delivered pursuant to this Agreement, shall be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to Closing, and shall survive the date of Closing and shall not be merged into any documents delivered in connection with Closing.

7.2 Indemnification by Seller. After Closing, and for five years thereafter, Seller and McDonald shall jointly and severally indemnify and hold Buyer harmless against, and reimburse the same on demand for, any damage, loss, cost or expense (including reasonable attorney's fees incurred in defending any claim for such damage, loss, cost or expense) incurred by Buyer resulting from: (i) any liability or obligation of Seller not expressly assumed by Buyer (ii) any breach of the representations, warranties, covenants or obligations of Seller in this Agreement or any document or agreement delivered pursuant to this Agreement; (iii) any claim (whether or not disclosed herein) that is brought or asserted by any third party(s) against Buyer arising out of the ownership, licensing, operation or conduct of the Business or Assets or the conduct of any of Seller's employees, agents or independent contractors, relating to all periods of time prior to Closing. Notwithstanding the foregoing, if there is a claim for which Seller and McDonald may have to indemnify, Seller and McDonald have the right to defend the claim themselves.

7.5 Effect of Certain Future Transfers. The indemnification provisions of Section 7.2 hereof shall not be terminated or otherwise affected by any transfer or sale by Buyer of the Assets or Business purchased hereunder and no consent by Seller shall be required for the same.

ARTICLE 8.
NONCOMPETITION

8.1 Covenant Not to Compete. Except pursuant to an executed employment Agreement by and between the Buyer and McDonald, for a period of five (5) years after the date of Closing, Seller and McDonald agree that, unless acting with the prior written consent of Buyer, Seller will not, anywhere within a five mile radius of the Property, directly or indirectly (through any corporation, partnership, trust or otherwise), engage in the business previously conducted by the Seller. This prohibition includes owning, managing, operating, financing, joining, controlling or participating in the ownership, management, operation, financing or control of any business which provides veterinary services, or acting as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise of such business.

Seller and McDonald acknowledge and agree that

(a) part of the Purchase Price is consideration for the foregoing non-compete restriction and is reasonable and necessary to protect the legitimate interest of Buyer and
(b) that Buyer would not have entered into this Agreement in the absence of such restriction.
Any violation of this covenant will result in irreparable injury to Buyer, and the remedy at law for any breach of the foregoing covenant will be inadequate, and in the event of any such breach, Buyer, in addition to any other relief available to it, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course. Seller further acknowledges and agrees that Buyer shall be entitled to an equitable accounting of all earnings, profits and other benefits arising from such breach and further agrees to pay the reasonable legal fees and expenses incurred by Buyer or any successor or assign thereof in enforcing the restrictions contained in this Article 8.

8.2 Confidential Information. From and after the date of this Agreement, Seller will not disclose to any person or company or use for Seller's benefit any proprietary information of the Business or of Buyer, including customer related information, whether or not such information would be legally protectable as trade secrets, without Buyer's express prior written permission.

8.3 Reasonableness of Restrictions. The parties agree that the period of restriction of restriction imposed under Sections 8.1 and 8.2 are fair and reasonable and are reasonably required for the protection of Buyer. If the provisions of these sections relating to the area of restriction or the period of restriction are deemed to exceed the maximum restriction which a court having jurisdiction over the matter would deem enforceable, the restriction shall, for the purposes of this Article 8, be deemed to be the maximum area or period which such court would deem valid and enforceable.

ARTICLE 9.
MISCELLANEOUS

9.1 Notices. Any notice or other communication required or permitted to be given hereunder shall be deemed to have been properly given when received, addressed as follows (or to such other addresses as the parties may specify by due notice to the others):

Buyer:
David R. Koos, Chairman & CEO
Entest BioMedical, Inc.
4700 Spring Street, Suite 203
La Mesa, CA 91942

Seller:
Gregory McDonald, D.V.M., Owner
Pet Pointers, Inc. dba McDonald Animal Hospital
225 S. Milpas Street
Santa Barbara, CA 93103

9.2 Taxes and Fees. All applicable sales, transfer, recording or similar taxes and fees, if any, in connection with the transfer and sale of the Assets shall be paid by Seller.

9.3 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

9.4 Assignment. This Agreement shall inure to the benefit of and be binding on the successors and legal representatives of each of the parties, but may not be assigned by either party without prior written consent.

9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

9.6 Exclusiveness. This Agreement embodies all of the representations, warranties and agreements of the parties hereto with respect to the subject matter hereof, and all prior understandings, representations, and warranties (whether oral or written) with respect to such matters are superseded and may not be amended, modified, waived, discharged, or orally terminated except by the mutual written consent of the parties.

9.7 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

9.8 Interpretation, No Presumption. No presumptions shall arise favoring either party by virtue of the authorship of any provisions of this Agreement.

9.9 Time of the Essence. Time is of the essence with respect to all matters contemplated herein.

9.10 Exhibits. The exhibits attached hereto, together with all documents incorporated by reference therein, form an integral part of this Agreement and are hereby incorporated into this Agreement wherever reference is made to them to the same extent as if they were set out in full at the point at which such reference is made.

9.11 Expenses. The parties each shall bear their own legal, accounting and other expenses incurred in connection with the preparation, execution and performance of this Agreement.

9.12 Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other rights, power or remedy.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

"BUYER"
By: /s/ David Koos
David R. Koos, Chairman & CEO
Entest BioMedical, Inc.

"SELLER"
By: /s/Gregory C. McDonald
Title: CEO

"MCDONALD"
By: /s/ Gregory C. McDonald

EXHIBIT INDEX
Exhibit A – Equipment List..................................................................  pages 14-20
Exhibit B – Purchase Price...................................................................  pages 21- 22
Exhibit C – Amendment to Escrow Agreement..................................pages 23 - 24
Exhibit D – Agreements......................................................................   pages 25 - 72
Exhibit E – Insurances.......................................................................     pages 73 - 114
Exhibit F – Litigation.......................................................................       pages 115 - 129
Exhibit G – Employees....................................................................        pages 130 - 137
Exhibit H – Employment Agreement with Dr. McDonald..............   pages 138 – 146